ClearOne Reports Second Quarter 2021 Financial Results

  Overall revenue grows 22% year-over-year
  BMA 360 leads microphone revenue growth of 70% year-over-year
  Non-GAAP Operating loss decreases 33% year-over-year
  Gross Profit Margin improves from 41% to 44%

SALT LAKE CITY, UTAH – August 10, 2021 – ClearOne (NASDAQ: CLRO), a global provider of audio and visual communication solutions, reported financial results for the three and six months ended June 30, 2021.

“ClearOne had another solid quarter with great progress on all fronts – operations, market recognition, new product introductions, and our continuing patent litigation,” said Zee Hakimoglu, CEO and Chair of ClearOne.

 “Our second quarter financial performance marks our fourth consecutive quarter of year over year revenue growth and underlines the continued success of our core strategic initiatives.  During the quarter TMCnet, a renowned full-service news portal covering communications and technology industry, acknowledged our BMA 360 by conferring the ‘Communications Solutions Product of the Year Award’. We believe our new BMA 360 beamforming microphone array is the world's most technologically advanced beamforming microphone array ceiling tile, now with Voice Lift capability, delivering unrivaled audio performance and deployment ease. We are honored that the judges at TMC recognized the innovative breakthroughs the BMA 360 delivers,” Hakimoglu added.

 “In early July, we introduced the UNITE® 180 ePTZ professional camera that provides a full 180-degree panoramic field-of-view with “real-time stitching” to achieve a variety of useful viewing modes for any application and environment. Designed for professional-quality visual collaboration, conferencing, UC applications, distance learning, and more, the new UNITE 180 camera provides six viewing mode options as well as panoramic view for the ultimate in camera flexibility. Real-time stitching creates a seamless 180-degree panoramic view of wide spaces by bringing the views of multiple lenses together as one complete image. Large classroom settings, training centers, or any wide conferencing area are all captured and presented with perfect clarity in any of the viewing mode options. A 4x zoom further enhances the UNITE 180 feature set. The UNITE 180 is compatible with all popular cloud-based video collaboration applications including Microsoft Teams, Zoom, WebEx, Google Meet, ClearOne’s COLLABORATE Space and others,” Hakimoglu added.

 “Also, later in July, we announced the market introduction of our new Versa Mediabar, the company’s first professional quality all-in-one audio and video capture device that combines the elegance and simplicity of a soundbar with the power of ClearOne’s intelligent audio capture and 4K camera technologies. Versa Mediabar provides high-quality visual collaboration, audio conferencing, and UC applications from a single integrated device, offering the simplest solution available for offices, conference rooms and home offices with virtually no setup required. Versa Mediabar delivers video conferencing equipment that looks and sounds excellent but also works right away, every time, without training or troubleshooting. With a compact design that can be mounted on a wall or attached to a video display, the Versa Mediabar connects via a single USB cable to elevate the soundbar concept into a powerful tool for virtual collaboration that includes AI-enabled auto-framing and people tracking.”

“We continue to prosecute our intellectual property claims against Shure. On July 21, the Federal Circuit dismissed an appeal filed before that court by Shure Incorporated (“Shure”). Through the appeal, Shure sought to overturn an order of the U.S. District Court for the Northern District of Illinois that held Shure in contempt for marketing and selling its MXA910-A product (“Contempt Order”). By dismissing the appeal, the Federal Circuit left the Contempt Order intact and ordered Shure to pay certain costs that ClearOne incurred in responding to Shure's appeal,” concluded Hakimoglu.

Financial Summary

The Company uses certain non-GAAP financial measures and reconciles those to GAAP measures in the attached tables.

  Revenue in  2021-Q2 was $7.7 million, compared to $6.4 million in 2020-Q2 and $7.0 million in 2021-Q1. The increase in year-over-year revenue was mainly due to a big increase in revenue from microphones revenue led by our new solutions incorporating BMA-CT and BMA 360 and increase in revenue from professional audio mixers, partially offset by a decline in revenue from our video products. The sequential increase is due to typical seasonality in quarterly revenues. Despite this year-over-year revenue growth in Q2 2021, revenue from our audio conferencing products and microphones are far below the levels prior to infringement of our patents.

  GAAP gross profit in 2021-Q2 was $3.4 million compared to $2.6 million in 2020-Q2 and $3.0 million in 2021-Q1. GAAP gross profit margin was 44.3% in  2021-Q2, compared to 41.2% in  2020-Q2 and 42.7% in  2021-Q1. Gross profit margin in 2021-Q2 increased from 2020-Q2 due to decreased freight, tariff costs and inventory obsolescence costs as a percentage of revenue, partially offset by increase in material costs and overhead costs as a percentage of revenue.
  Operating expenses in 2021-Q2 were $4.9 million, compared to $4.5 million in 2020-Q2 and $4.5 million in 2021-Q1. Non-GAAP operating expenses in 2021-Q2 were $4.3 million, compared to $4.0 million in 2020-Q2 and $4.0 million in 2021-Q1. The year over year increase in operating expenses is mainly due to increased sales commissions and due to one-time employment termination expenses.
  GAAP net loss in 2021-Q2 was $1.6 million, or $0.08 per share, compared to net loss of $1.9 million, or $0.12 per share, in 2020-Q2 and net loss of $1.7 million, or $0.08 per share, in 2021-Q1. The year-over-year decline in GAAP net loss was primarily due to increase in gross profit attributable to increase in revenue partially offset by increase in operating expenses.

($ in 000, except per share)	Three months ended March 31,			Six months ended June 30,
	2021	2020	Change	2021	2020	Change
GAAP
Revenue	$7,735	$6,357	22%	$14,773	$12,091	22%
Gross profit	3,424	2,618	31%	6,427	5,456	18%
Operating expenses	4,910	4,457	10%	9,437	9,046	4%
Operating loss	(1,486)	(1,839)	-19%	(3,010)	(3,590)	-16%
Net loss	(1,586)	(1,937)	-18%	(3,241)	(3,784)	-14%
Diluted loss per share	(0.08)	(0.12)	-27%	(0.17)	(0.23)	-24%
Non-GAAP
Non-GAAP gross profit	$3,426	$2,618	31%	$6,432	$5,458	18%
Non-GAAP operating expenses	4,336	4,034	7%	8,324	8,220	1%
Non-GAAP operating loss	(910)	(1,416)	-36%	(1,892)	(2,762)	-31%
Non-GAAP net loss	(1,010)	(1,514)	-33%	(2,123)	(2,956)	-28%
Non-GAAP Adjusted EBITDA	(895)	(1,296)	31%	(1,882)	(2,503)	25%
Non-GAAP loss per share (diluted)	(0.05)	(0.09)	-44%	(0.11)	(0.18)	-36%

Balance Sheet Highlights

At June 30, 2021, cash, cash equivalents and investments were $4.1 million, as compared to $6.7 million at December 31, 2020. At June 30, 2021, the Company carries a debt of $4.1 million on account of senior convertible notes issued in December 2020 and a Paycheck Protection Program (PPP) loan in April 2020. The Company believes the entire PPP loan will be forgiven.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability. Visit ClearOne at www.clearone.com.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, ClearOne uses non-GAAP measures of gross profit, operating income (loss), net income (loss), adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and net income (loss) per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance from period to period and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of ClearOne’s underlying operational results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance before certain gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for gross profit, operating income (loss), net income (loss), income (loss) per share or other financial measures prepared in accordance with GAAP. There are limitations to the use of non-GAAP financial measures.  Other companies, including companies in ClearOne’s industry, may calculate non-GAAP financial measures differently than ClearOne does, limiting the usefulness of those measures for comparative purposes. A detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included with this release below.

Forward Looking Statements

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements and any statements of the plans and objectives of management for future operations and forecasts of future growth and value and the possible outcomes of litigation, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. The information in this press release should be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”).

In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, including the footnotes thereto, as well as the Company’s annual report on Form 10-K for the year ended December 31, 2020 (the “10-K”), the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q, the 10-K and the Public Filings.

Contact:

Investor Relations

801-975-7200

investor_relations@clearone.com

http://investors.clearone.com

CLEARONE, INC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,088	$3,803
Marketable securities	969	1,117
Receivables, net of allowance for doubtful accounts of $506	5,305	5,194
Inventories, net	9,203	10,463
Income tax receivable	7,220	7,169
Prepaid expenses and other assets	1,273	1,536
Total current assets	26,058	29,282
Long-term marketable securities	1,028	1,762
Long-term inventories, net	3,979	4,590
Property and equipment, net	753	906
Operating lease - right of use assets, net	1,645	1,936
Intangibles, net	21,547	19,248
Other assets	4,600	4,599
Total assets	$59,610	$62,323
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,046	$3,950
Accrued liabilities	3,162	2,352
Deferred product revenue	56	123
Short-term debt	1,227	672
Total current liabilities	8,491	7,097
Long-term debt, net	2,609	3,245
Operating lease liability, net of current	1,214	1,489
Other long-term liabilities	678	678
Total liabilities	12,992	12,509

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized, 18,779,781 shares issued and outstanding	19	19
Additional paid-in capital	63,431	63,359
Accumulated other comprehensive loss	(213)	(186)
Accumulated deficit	(16,619)	(13,378)
Total shareholders' equity	46,618	49,814
Total liabilities and shareholders' equity	$59,610	$62,323

CLEARONE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except per share values)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$7,735	$6,357	$14,773	$12,091
Cost of goods sold	4,311	3,739	8,346	6,635
Gross profit	3,424	2,618	6,427	5,456

Operating expenses:
Sales and marketing	1,755	1,457	3,328	3,196
Research and product development	1,487	1,474	2,761	2,818
General and administrative	1,668	1,526	3,348	3,032
Total operating expenses	4,910	4,457	9,437	9,046

Operating loss	(1,486)	(1,839)	(3,010)	(3,590)

Interest expense	(107)	(109)	(219)	(217)
Other income, net	15	16	10	51

Loss before income taxes	(1,578)	(1,932)	(3,219)	(3,756)

Provision for income taxes	8	5	22	28

Net loss	$(1,586)	$(1,937)	$(3,241)	$(3,784)

Basic weighted average shares outstanding	18,775,817	16,650,774	18,775,795	16,650,750
Diluted weighted average shares outstanding	18,775,817	16,650,774	18,775,795	16,650,750

Basic loss per share	$(0.08)	$(0.12)	$(0.17)	$(0.23)
Diluted loss per share	$(0.08)	$(0.12)	$(0.17)	$(0.23)

Comprehensive loss:
Net loss	(1,586)	(1,937)	(3,241)	(3,784)
Unrealized loss on available-for-sale securities, net of tax	(3)	30	(5)	7
Change in foreign currency translation adjustment	(10)	(8)	(22)	(42)
Comprehensive loss	(1,599)	(1,915)	(3,268)	(3,819)

CLEARONE, INC.

UNAUDITED RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Dollars in thousands, except per share values)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
GAAP gross profit	$3,424	$2,618	$6,427	$5,456
Stock-based compensation	2	—	5	2
Non-GAAP gross profit	$3,426	$2,618	$6,432	$5,458

GAAP operating loss	$(1,486)	$(1,839)	$(3,010)	$(3,590)
Stock-based compensation	33	17	64	54
Amortization of intangibles	543	406	1,054	774
Non-GAAP operating loss	$(910)	$(1,416)	$(1,892)	$(2,762)

GAAP net loss	$(1,586)	$(1,937)	$(3,241)	$(3,784)
Stock-based compensation	33	17	64	54
Amortization of intangibles	543	406	1,054	774
Non-GAAP net loss	$(1,010)	$(1,514)	$(2,123)	$(2,956)

GAAP net loss	$(1,586)	$(1,937)	$(3,241)	$(3,784)
Number of shares used in computing GAAP loss per share (diluted)	18,775,817	16,650,774	18,775,795	16,650,750
GAAP loss per share (diluted)	$(0.08)	$(0.12)	$(0.17)	$(0.23)
Non-GAAP net loss	$(1,010)	$(1,514)	$(2,123)	$(2,956)
Number of shares used in computing Non-GAAP loss per share (diluted)	18,775,817	16,650,774	18,775,795	16,650,750
Non-GAAP loss per share (diluted)	$(0.05)	$(0.09)	$(0.11)	$(0.18)

GAAP net loss	$(1,586)	$(1,937)	$(3,241)	$(3,784)
Stock-based compensation	33	17	64	54
Depreciation	—	104	—	208
Amortization of intangibles	543	406	1,054	774
Interest expense	107	109	219	217
Provision for income taxes	8	5	22	28
Non-GAAP Adjusted EBITDA	$(895)	$(1,296)	$(1,882)	$(2,503)